National Mortgage Corporation

March 21, 1998

7600 E Orchard Road, Suite 330 S
Englewood, Colorado 80111
Office: (303) 721-7211
(800) 524-1712
Fax: (303) 741-8134

Norwest Bank Minnesota
11000 Broken Land Parkway
Columbia, MD 21044
Attn.: Master Servicing

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1997 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities, or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota.

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid,



Page 2
Officer's Certification

or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment have been reported to Norwest Bank Minnesota;

(F) All Custodial Accounts have been reconciled and are properly funded; and

(G) All annual reports of Foreclosure and Abandonment of, Mortgage Property required per section 6060H, 60501 and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified By:


J. Lawrence Jeppson
Vice President

March 21, 1998

Providing The American Dream For 50 Years



EXHIBIT A


          FORM OF ANNUAL STATEMENT AS TO COMPLIANCE ...

Thc undersigned, J. LAWRENCE JEPPSON, of National Mortgage Corporation (the "Servicer"), in its capacity as Servicer under that certain Servicing Agreement dated as of September 1, 1997 (the "Servicing Agreement") among Fund America Investors Trust 1997-NMCI, as Issuer, National Mortgage Corporation, as
Servicer, and Norwest Bank Minnesota, National Association, as Indenture Trustee, does hereby certify pursuant to Section 2.08 of the Servicing Agreement that as of the 24th day of March, 1998:

(a) review of the activities of the Servicer for the year ended December 31, 1997 and of its performance under the Servicing Agreement has been made under my supervision, and

(b) to thc best of my knowledge, based on such review, the Servicer has fulfilled all of its material obligations under the Servicing Agreement throughout such year.

IN WITNESS WHEREOF, I have hereunto signed my name as of this 24th day of March, 1998

Name: J. Lawrence Jeppson
Title: Vice President